Exhibit 99.1

Consolidated Financial Statements

PCS Holdings, LLC

Year Ended December 31, 2022

With Report of Independent Registered Public Accounting Firm

Report of Independent Auditors

To the Board of Managers of PCS Holdings, LLC

Opinion

We have audited the consolidated financial statements of PCS Holdings, LLC (the Company), which comprise the consolidated balance sheet as of December 31, 2022, and the related consolidated statements of operations and comprehensive loss, members’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

January 31, 2024

PCS Holdings, LLC

Consolidated Balance Sheet

(in thousands)

As of December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$15,984
Accounts receivable, net	7,475
Deferred commissions, current portion	978
Prepaid expenses	2,752
Other current assets	2,125
Total current assets	29,314
Inventory	827
Fixed assets, net	578
Right-of-use assets, net	1,716
Intangible assets, net	137,450
Goodwill	173,105
Deferred commissions, net of current portion	2,231
Other assets	112
Total assets	$345,333
Liabilities and members’ equity
Current liabilities:
Accounts payable	$1,385
Accrued expenses and other current liabilities	18,811
Lease liability, current portion	400
Debt, current portion	1,270
Deferred revenue, current portion	13,944
Total current liabilities	35,810
Debt, net of current portion	120,759
Lease liability, net of current portion	1,316
Deferred revenue, net of current portion	84
Deferred tax liabilities	57,097
Other long-term liabilities	42
Total liabilities	$215,108
Commitments and contingencies (Note 13) Members’ equity:
Class A Units, no par value, 30,319,958 units issued and outstanding as of December 31, 2022. Liquidation preference of $381,962 as of December 31, 2022.	–
Paid-in capital	209,367
Accumulated deficit	(79,142)
Total members’ equity	130,225
Total liabilities and members’ equity	$345,333

The accompanying notes are an integral part of these consolidated financial statements.

PCS Holdings, LLC

Consolidated Statement of Operations and Comprehensive Loss

(in thousands)

Year Ended December 31, 2022
Revenues	$90,257
Operating expenses
Cost of revenues (1)	24,481
Sales and marketing	15,448
Research and development	15,872
General and administrative	13,048
Depreciation and amortization	22,438
Operating loss	(1,030)
Interest expense, net	9,891
Other expense, net	636
Less before income taxes	(11,557)
Income tax benefit	(80)
Net loss	$(11,477)
Total comprehensive loss	$(11,477)

(1)
Cost of revenues excludes amortization related to intangibles for acquired technology which are included in depreciation and amortization.

The accompanying notes are an integral part of these consolidated financial statements.

PCS Holdings, LLC

Consolidated Statement of Members’ Equity

(in thousands, except unit amounts)

	Class A Units	Paid-in capital	Accumulated deficit	Total members’ equity
Balance as of January 1, 2022	30,319,958	$208,723	$(68,118)	$140,605
Net loss			(11,477)	(11,477)
Cumulative effect from adoption of ASC 842			453	453
Member unit-based compensation		644		644
Balance as of December 31, 2022	30,319,958	$209,367	$(79,142)	$130,225

The accompanying notes are an integral part of these consolidated financial statements.

6

PCS Holdings, LLC

Consolidated Statement of Cash Flows

(in thousands)

Year Ended
December 31, 2022
Operating activities
Net loss	$(11,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of fixed assets	445
Amortization of intangible assets	21,745
Loss on disposal of fixed assets	477
Amortization of deferred financing costs	550
Member unit-based compensation	644
Deferred income tax	(822)
Changes in operating assets and liabilities:
Accounts receivable	(2,748)
Prepaid expenses and other current assets	(1,549)
Inventory	(313)
Other assets	(351)
Deferred commissions	(966)
Accounts payable	477
Accrued expenses and other liabilities	6,526
Deferred revenue	2,205
Net cash provided by operating activities	14,843

Investing activities
Purchases of fixed assets	(329)
Business acquisitions, net of cash acquired	(17,867)
Net cash used in investing activities	(18,196)

Financing activities
Proceeds from refund of financing costs	21
Payments on debt	(1,414)
Deferred payments for acquisitions	(500)
Net cash used in financing activities	(1,893)
Net decrease in cash	(5,246)
Cash, beginning of year	21,230
Cash, end of year	$15,984

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$(562)
Interest paid	$(7,433)

The accompanying notes are an integral part of these consolidated financial statements.

7

PCS Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2022

1.
Background and Description of Business

PCS Holdings, LLC (the “Company”) is a digital credentials management company, working with institutions and corporations around the world helping people collect, promote, and share their academic and professional credentials in simple and secure ways. The Company’s offering is a credential exchange and intelligence platform, enabling the secure, rapid exchange of digital credentials among schools, universities, state education agencies, companies, and individuals. Through Parchment.com, students can research colleges and discover their chances of admission, see how they compare with peers, get college recommendations, and send official transcripts when they are ready to apply.

The Company was incorporated in 1999 as Credentials Inc., reorganized into Credentials Solutions, LLC in 2017, and subsequently acquired by Credentials Holdings, LLC in 2018. Credentials Holdings, LLC formed PCS Holdings, LLC in 2020 in connection with the acquisition of Parchment Inc. Parchment Inc. was incorporated as Docufide, Inc. in 2003 and changed its name to Parchment Inc. in 2011. In connection with the 2020 acquisition, Parchment Inc. was reorganized into a limited liability company, Parchment LLC (“Parchment”). In 2021, Parchment acquired an international company, Framework Computer Consultants Limited along with its subsidiaries, Digitary Australia Pty Ltd and Digitary Canada, Inc. These companies were organized under a new Irish subsidiary, Plaid Bidco Limited (“Digitary”). In the current year, Parchment acquired Scrip-Safe Security Products Inc., via Scrip-Safe Holdings, LLC (collectively, “Scrip-Safe”) and Need My Transcript LLC (“NMT”). Both acquisitions were treated as business combinations for accounting purposes. Scrip-Safe was organized as a subsidiary under Parchment and NMT’s assets were absorbed into Parchment. These acquisitions are discussed further in Note 5.

2.
Liquidity

The Company had an operating loss of $1.0 million and generated operating cash flows of $14.8 million in the year ended December 31, 2022, and had an accumulated deficit of $79.1 million as of December 31, 2022. As of December 31, 2022, the Company had cash and cash equivalents of $16.0 million. Additionally, the Company has a $10.0 million line of credit, with no outstanding balance as of December 31, 2022, as discussed in Note 12. The Company believes its current cash position, projected revenues and new sales bookings will generate sufficient working capital to conduct operations and meet its obligations for the next twelve months.

3.
Summary of Business and Significant Accounting

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency

The functional and reporting currency for PCS Holdings, LLC and all of its wholly owned subsidiaries is the U.S. dollar. Any gains or losses resulting from the remeasurement of foreign currency transactions is recorded in other expense, net on the consolidated statement of operations and comprehensive loss. All foreign transactions in monetary accounts are valued using the current exchange rate, whereas non-monetary accounts are valued using the historical exchange rates.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions reflected in the financial statements, include, but are not limited to, the useful life of long- lived assets, fair values of assets acquired and liabilities assumed, and the valuation and related inputs of member unit-based compensation awards. Actual results could differ from such estimates.

Concentration of Credit Risk and Significant Customers

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

The Company may experience some concentration of credit risk related to certain agreements with universities, government education agencies, companies, and other customers. As of December 31, 2022, no customer represented more than 10% of the outstanding accounts receivable or revenue.

In accordance with our accounting policy, the Company actively monitors the credit risk of our customers, age of outstanding receivables, and general economic conditions to evaluate the risk of credit loss.

Cash and Cash Equivalents

Investments purchased with an original maturity of three months or less at the date of acquisition are considered cash equivalents. As of December 31, 2022, the Company did not hold any cash equivalents.

Payments due from financial institutions for third-party payment card transactions are classified as cash and cash equivalents in the consolidated balance sheet as these amounts are normally processed within 48 hours. The amount due from financial institutions related to these transactions totaled $0.4 million as of December 31, 2022.

In addition, cash received in the lockbox related to subscription revenue follows a similar processing time. The amount related to these transactions totaled $20 thousand as of December 31, 2022.

Accounts Receivable, Net

Accounts receivable, net represents amounts due from secondary and postsecondary institutions, statewide education-related agencies, and corporations primarily located in the U.S. related to its services, which include credential ordering, premium services, award issuing, and education marketing services.

Accounts receivables are recorded at the invoiced amount and do not bear interest. The Company performs on-going credit evaluations of its clients on a regular basis and does not require collateral.

The allowance for doubtful accounts is immaterial because the Company has determined that there is not a material risk for uncollectible accounts. The Company writes off accounts when it is determined the amounts cannot be collected. The Company did not record any bad debt expense during the year ended December 31, 2022.

Depreciation and Amortization

Fixed assets include computer equipment, software, office furniture and equipment, and leasehold improvements and are recorded at cost. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives:

Computer equipment	3 years
Office furniture and equipment	3-5 years
Software	3 years
Leasehold improvements (1)	5 years

(1)
Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements.

The Company’s intangible assets are amortized on a straight-line basis over the period in which the Company expects to receive the benefit of the assets. Estimated useful lives for the Company’s intangible assets are as follows:

Acquired technology	1-10 years
Trademarks & tradenames	1-10 years
Customer relationships	5-10 years

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Company assesses goodwill for impairment at least annually on October 1st.

In order to test goodwill for impairment, the Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Relevant events and circumstances must be assessed in that evaluation. Examples of such events or circumstances include macroeconomic conditions such as limitations on accessing capital, industry, and market conditions such as an increased competitive environment, cost factors that have a negative impact on earnings and cash flows, overall financial performance such as declining revenues or cash flows, changes in management or key personnel, and a sustained decrease in share price, among other examples.

If, after assessing the totality of events or circumstances such as those described above, the Company determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company must perform the quantitative goodwill impairment test. The quantitative goodwill impairment test compares the fair value of the reporting unit to it carrying value, including goodwill, to determine if there is a potential impairment. If the fair value of the reporting unit exceeds it carrying amount, the goodwill of the reporting unit is considered not impaired. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. When measuring the goodwill impairment loss in that scenario, the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit is also considered.

The Company may electively bypass the qualitative assessment described above for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test and also may resume performing the qualitative assessment in any subsequent period.

The Company determined it has only one operating segment, comprised of a single component, and thus only one reporting unit. No impairment charge was recorded as a result of our annual goodwill impairment test during 2022.

Leases

The Company enters into operating lease arrangements for office space and equipment.

The Company accounts for leases under Accounting Standards Codification (“ASC”) 842, Leases. Operating leases are presented as right-of-use assets, net and current and noncurrent lease liabilities in the consolidated balance sheet. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term calculated using the Company’s incremental borrowing rate unless the implicit rate is readily determinable. Lease terms include options to extend or terminate the lease when it is reasonably certain that those options will be exercised.

Lease agreements with lease and non-lease components are combined as a single lease component. Lease expense is recognized on a straight-line basis over the lease term in general and administrative in the Company’s consolidated balance sheet. Variable lease payments are generally expensed as incurred. Leases with an initial term of 12 months or less, and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, are not recorded on the consolidated balance sheet.

Revenue Recognition

The Company applies the five-step model outlined in ASC 606, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). Revenues are recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

A performance obligation is a promise in a contract or sales order to transfer a distinct good or service to the customer and is the unit of account in ASC 606.

The Company provides services through various types of arrangements, and, thus, the revenue recognition criteria may be applied in a manner unique to the performance obligations identified in the contract.

Revenues consists mainly of fees for credential ordering, premium services, award services, and education marketing on a secure, electronic exchange. The services are provided to secondary and postsecondary institutions, state agencies, and other organizations under the software as a service (“SAAS”) model for contracts that generally range from one to five years. The fees are paid for on a transactional or subscription basis.

Transactional Services Revenues

Transactional revenues are recognized at the time the transaction is performed. The processing of the transaction and the delivery of the credential(s) is the only performance obligation in the contract. Fees are generally due and paid for using credit cards at the time the order is placed. The time between order and delivery is minimal and the Company has determined that its contracts do not include significant financing components. The fees may also include other handling charges associated with the transaction.

Subscription Services Revenues

The Company typically invoices for the subscription fee at the beginning of the subscription term and the balance is typically due within 30 days.

Subscription agreements are for a fixed term. Revenues under these arrangements is recognized ratably over the term of the subscription because the nature of the Company’s performance obligation is to stand ready to provide access to its platform and perform processing services.

Certain agreements include implementation services. The amounts charged for implementation services are recognized as services are performed and are immaterial for the year ended December 31, 2022.

All customer contracts contain standard language addressing the cancellation of the agreement outside of the set terms. There have been no material or significant cancellations during the year ended December 31, 2022.

All revenues are presented net of taxes imposed on specific revenue generating transactions, including sales tax.

Cost of Revenues

Cost of revenues includes direct costs associated with delivery and print of credentials, including royalties and other third-party costs, costs to run the technology platform supporting delivery of credentials, costs to integrate student information systems with the Company’s systems, and costs of personnel associated with the implementation, support, and adoption processes.

Deferred Commissions

Sales commissions earned by our sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit. The Company determined this period of benefit by taking into consideration type of customers, type of product and type of services provided and other factors. There are no direct commissions relating to the renewal of contracts. As of December 31, 2022, the average period of benefit was five years.

Amortization of deferred commissions is included in sales and marketing expenses on the consolidated statement of operations and comprehensive loss. The Company evaluates the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The Company did not recognize an impairment charge during the year ended December 31, 2022.

As of December 31, 2022, the Company had total deferred commissions of $3.2 million, of which $1.0 million is classified as a current asset. For the year ended December 31, 2022, the Company had amortization expense related to deferred commissions of $0.7 million.

Income Taxes

The Company is a disregarded entity for tax purposes, as it was formed as a limited liability corporation and is taxed as a partnership for federal and state tax purposes. However, the Company’s wholly owned subsidiaries, Pathway Acquisition Holdings Inc., and Pathway Acquisition Inc. (collectively, “Pathway”) and Digitary were formed as corporations and are taxed as such. Pathway and Digitary are subject to certain U.S. federal, state and foreign income taxes with respect to their allocable share of taxable income or loss.

Since Pathway and Digitary are corporations, deferred tax assets (“DTAs”) and liabilities (“DTLs”) are recognized under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

DTAs, including tax loss and credit carryforwards, and DTLs are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

DTAs are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized in future tax years. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income in each tax jurisdiction and, to the extent the Company believes recovery is not likely, establishes a valuation allowance.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company categorizes its fair value measurements into one of the following three levels based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy prioritizes the quality and reliability of the information used to determine fair values.

Input Level	Definitions
Level 1	Inputs are quoted market prices in active markets for identical assets or liabilities (these are observable market inputs).

Level 2

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability (includes quoted market prices for similar assets or identical or similar assets in markets in which there are few transactions, prices that are not current or prices that vary substantially).

Level 3	Inputs are unobservable inputs that reflect the entity's own assumptions in pricing the asset or liability (used when little or no market data is available).

The fair value of cash and cash equivalents, accounts receivable, prepaids expenses, other current assets, accounts payable and accrued expenses and other current liabilities, approximate their carrying value due to their short-term maturities. Debt is presented at amortized cost, which is based on borrowing rates available to the Company when the term loan agreements were executed.

Member Unit-Based Compensation

The Company has granted profit interest units (“Class B Units”) to certain executives and an external consultant of the Company which vest upon satisfaction of a requisite service period or vest upon the achievement of a specific investor return multiple following a distribution made or proceeds from a sale. The time-vesting Class B units include provisions for accelerated vesting upon a sale transaction. The time-vesting Class B Units are measured at fair value upon the grant date and the related expense is recognized over the requisite service period on a straight-line basis. Forfeitures are recognized as incurred. Class B Units subject to performance conditions are recognized once the event is deemed probable to occur.

The Company also issued Unit Appreciation Rights (“UARs”) to certain employees of Parchment or its subsidiaries that include time-vesting and/or performance-vesting conditions. The vesting conditions for time-vesting UARs and performance-vesting UARs are similar to those of Class B Units; except that recipients of the UARs must be employed by the Company when a change in control occurs. Given this requirement, the time-vesting UARs effectively include a performance vesting condition. The UARs are cash-settled liability classified awards and the earned amount will be marked to market based on the fair value of the UARs at each reporting period after the performance condition is determined to be probable.

Recently Adopted Accounting Standards and Guidance

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize the assets and liabilities that arise from all leases on the consolidated balance sheet. The Company adopted ASC 842 on January 1, 2022, using the optional transition method under which the cumulative effect of the initial adoption was recognized as an adjustment to accumulated deficit on the date of initial application.

Upon adoption, the Company did not record right-of-use assets or lease liabilities for leases with an initial term of 12 months or less. The adoption of ASC 842 resulted in recognition of operating right-of-use assets, net and operating lease liabilities on the consolidated balance sheet of $1.7 million as of December 31, 2022.

Recently Issued Accounting Standards and Guidance

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. Although an entity may still use its current systems and methods for recording the allowance for credit losses, under the new rules, the inputs used to record the allowance for credit losses generally will need to change to appropriately reflect an estimate of all expected credit losses and the use of reasonable and supportable forecasts. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020- 04”). This ASU provides optional expedients and exceptions for a limited period of time for accounting for contracts, hedging relationships, and other transactions affected by the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. Specifically, to the extent the Company’s loan agreement is modified to replace LIBOR with another interest rate index, ASU 2020-04 will permit the Company to account for the modification as a continuation of the existing contract without additional analysis. As discussed in Note 16, effective June 23, 2023, the Company transitioned its loan agreement from LIBOR to the Secured Overnight Financing Rate (“SOFR”) and adopted the optional expedient to account for the modification as a continuation of the existing contract.

4.
Revenues

Revenues is disaggregated by type of services for the year ended December 31, 2022, as follows (in thousands):

Year Ended December 31, 2022
Transactional services revenues	$68,403
Subscription services revenues	21,854
Revenues	$90,257

Contract Balances (Deferred Revenue)

As of December 31, 2022, deferred revenue was $14.0 million, of which $13.9 million is classified as current and is expected to be recognized as revenue within 12 months, with the remainder to be recognized over the following year. The change in the Company’s contract liabilities of $2.2 million during the year ended December 31, 2022, is based on the opening balance amount of $11.8 million as of January 1, 2022, and the closing balance amount of $14.0 million as of December 31, 2022. The change is due to cash received upfront from customers related to subscription services of $26.5 million, and the recognition of $24.3 million in subscription services revenues as the Company satisfies its performance obligations over the term of the subscription.

5.
Acquisition and Merger

Scrip-Safe

On February 22, 2022 (the acquisition date), the Company acquired all the net assets of Scrip-Safe. As a result of the acquisition the Company will be better able to serve its current print customers and give the Company the ability to expand its existing product line to newly acquired customers.

In 2020, Parchment and Scrip-Safe established a vendor/customer relationship where Scrip-Safe would provide print services for Parchment’s customers. This established partnership was the basis of decision to acquire.

The Company’s consolidated results for the year ended December 31, 2022, include Scrip-Safe’s operations since the acquisition date.

The transaction costs associated with the acquisition were $0.1 million which are recorded in general and administrative expenses in the consolidated statement of operations and comprehensive loss. The acquisition-date fair value of the consideration paid for Scrip-Safe totaled $5.0 million, which consisted entirely of cash. The Company paid $4.5 million at closing of the acquisition and $0.5 million was deferred and paid after close.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Fair Value
Accounts receivable	$149
Fixed assets	300
Intangible assets	1,652
Inventory	514
Goodwill	2,468
Other assets, current and non-current	16
Accounts payable, accrued liabilities and other current and non-current liabilities	(116)
Net assets acquired	$4,983

The excess of purchase price over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded cross-sell opportunities.

The Company used a third-party specialist to value certain intangible assets. The fair value of the customer relationships was determined using a multi-period excess earnings method and the fair value of the trademarks and tradenames was determined using a relief from royalty method.

Of the $1.7 million of intangible assets acquired, $1.6 million related to Scrip-Safe’s customer base, existing customer contracts, estimated growth as well as expected attrition of customers. Based on the low attrition of Scrip-Safe customers, the growth model developed by management and the current customer base, a life of 10 years was applied and will be amortized straight-line over that period.

Trademarks and tradenames represent $0.1 million of the acquired intangible assets. Scrip-Safe has been in the education space since 1989 and year after year has continued to build the brand in the market to become a leader and a trusted source for printing credentials. This brand name recognition and respect is what led ownership to take a slower transition approach to fully combining the Parchment and Scrip-Safe brands. A 2-year useful life was ascribed to the Trademarks and tradenames.

Need My Transcript

On May 25, 2022 (the acquisition date), the Company acquired all of the net assets of Need My Transcript. As a result of the acquisition, the Company gained the ability to fulfill transcript requests for students and institutions that were not part of the Company’s current customer network. By offering and providing these ad-hoc services for its non-contractual relationships, the Company has the opportunity to cross-sell and expand its existing product line to newly acquired customers as well as capture revenue from a customer base previously unreachable by the Company.

The Company’s consolidated results for the year ended December 31, 2022, include NMT’s operations since the acquisition date.

The transaction costs associated with the acquisition were $0.4 million which are recorded in general and administrative expenses in the consolidated statement of operations and comprehensive loss. The acquisition-date fair value of the consideration paid for NMT totaled $15.2 million, which consisted entirely of cash. The Company paid $13.4 million cash at the time of the closing, during the year ended

December 31, 2022, and will pay the remaining amounts in the years ended December 31, 2023 and 2024.

The following table presents the fair values of the assets acquired and the liabilities assumed at the acquisition date (in thousands):

Fair Value
Fixed assets	$27
Prepaids and other current assets	1
Intangible assets	3,870
Goodwill	11,377
Accounts payable, accrued liabilities and other, current and non-current liabilities	(69)
Net assets acquired	$15,206

The excess of purchase price over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the indirect customer base and expanded cross-sell opportunities.

The Company used a third-party specialist to value certain intangible assets. The fair value of the acquired intangible assets were determined as follows, customer relationships - multi-period excess earnings method, trademarks and tradenames - relief from royalty method, and developed technology – cost method.

Of the $3.9 million of intangible assets acquired, $3.7 million related to NMT’s customer base, existing customer contracts, estimated growth as well as expected attrition of customers. Based on the customer demand for this product, the growth model developed by management and the current customer base, a life of 10 years was applied and will be amortized straight-line over that period.

Trademarks and tradenames represent $0.1 million of the acquired intangible assets. NMT has been in the education space since 2011 and year after year has continued to build the brand awareness in the market and make it easy for students to order their transcripts. A 2-year useful life was ascribed to the Trademarks and tradenames.

Developed technology represents $0.1 million of the acquired intangible assets. This technology is used for facilitating order placement and fulfillment. Management has identified this technology as mostly duplicative to that already in existence at the Company, therefore the useful life for this is 2 years. Due to the duplicative nature of the technology, a faster transition time was ascribed to Trademarks and tradenames and developed technology.

6.
Fixed Assets, Net

Fixed assets, net consisted of the following as of December 31, 2022 (in thousands):

As of December 31, 2022
Computer equipment	$578
Office furniture and equipment	519
Software	32
Leasehold improvements	311
1,440
Less: Accumulated depreciation	(862)
Fixed assets, net	$578

Depreciation expense on fixed assets for the year ended December 31, 2022 was $0.4 million. The Company also had disposed of certain fixed assets during the year, resulting in a $0.5 million loss on disposal.

7.
Goodwill

On October 1, 2022, the Company conducted a qualitative goodwill impairment assessment for its one reporting unit by examining relevant events and circumstances that could have a negative impact on the Company’s goodwill, such as macroeconomic conditions, industry and market conditions, cost factors that have a negative effect on earnings and cash flows, overall financial performance, dispositions and acquisitions, and any other relevant events or circumstances.

After assessing the relevant events and circumstances for the qualitative impairment assessment, the Company determined that it was more likely than not that the Company’s fair value was not less than carrying value and performing a quantitative goodwill impairment test was unnecessary, and no goodwill impairment was recognized. The Company’s goodwill was $173.1 million as of December 31, 2022. Goodwill activity was as follows for the year ended December 31, 2022 (in thousands):

Balance as of January 1, 2022	$159,260
Addition for acquisition of Scrip-Safe	2,468
Addition for acquisition of NMT	11,377
Balance as of December 31, 2022	$173,105

8.
Intangible Assets

Intangible assets, net consisted of the following as of December 31, 2022 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Tradenames & trademarks	$17,368	$(5,283)	$12,085
Acquired technology	56,693	(25,881)	30,812
Customer relationships	132,858	(38,305)	94,553
Total intangible assets	$206,919	$(69,469)	$137,450

Amortization expense related to intangible assets was $21.7 million for the year ended December 31, 2022.

The estimated future amortization expense related to the intangible assets as of December 31, 2022 is as follows (in thousands):

Amounts
2023	$19,445
2024	19,445
2025	19,304
2026	19,304
2027	19,304
Thereafter	40,648
Total	$137,450

9.
Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31, 2022 (in thousands):

As of December 31, 2022
Payroll and related benefits	$3,611
Customer payables	8,640
Holdbacks of consideration for business acquisitions	1,750
Accrued interest	1,939
Sales tax accruals	1,084
Other	1,787
Total accrued expenses and other current liabilities	$18,811

In 2021, the Company began offering a 401k match to employees. To be eligible for the match, employees must be 18 years of age, have worked 1,000 hours during the year, and be employed by the Company as of December 31st. The employer match is discretionary and equals 50% of the first 5% contributed by employees, with an annual cap of $5 per employee. The match is funded annually and will be paid by the Company after the end of the year in one lump sum deposit to into each employee’s

401k account. Both 401k and Roth contributions are eligible for the discretionary match of $5 per employee. As of December 31, 2022, $0.5 million was accrued for the employer match.

Customer payables relate to surcharges billed to and collected from members of the customer’s organization for transaction processing services. These are surcharges charged by the Company’s customer to members of its organization. The Company bills for and collects these surcharges directly from the members of the customer’s organization at the time the transaction is processed. The amounts are not fees of the Company and are not recognized in the statement of operations. The amounts are included in accrued expenses and other current liabilities are amounts that have been collected and have not yet remitted to the customer.

Holdbacks of consideration for business combinations relates to amounts not yet paid to the sellers. The amounts are typically withheld from the initial payment as a source for the Company to recover and satisfy representations, warranties and indemnities made by the seller. The amounts may be retained for up to a 24-month period from the date of closing.

10.
Members’ Equity

Outstanding equity interests in the Company consists of Class A units (“Class A Units”). The Company is authorized to issue an unlimited number of Class A Units, at the sole discretion of the Board of Managers.

As of December 31, 2022, the Company has 30,319,958 Class A Units issued and outstanding. The Company did not issue any Class A Units during the year ended December 31, 2022.

The Class A Units are entitled to a cumulative yield that accrues at a rate of 8% per annum, compounded quarterly, on the amount of the unreturned capital contributions and unpaid yield. As of December 31, 2022, the total unpaid yield for the Class A Units was approximately $78.8 million. The Class A Units are not redeemable and only the holders of Class A Units are entitled to voting rights in the Company.

Distributions are payable as, if, and when declared by the Company’s Board of Managers, or upon the liquidation or dissolution of the Company. Distributions paid by the Company are first allocated to Class A Units until the balance of the unreturned capital contributions and accrued and unpaid yield have been fully settled. Any remaining distributable cash is allocated pro rata among holders of the Class A Units and the Class B Units, subject to any applicable vesting conditions and participation thresholds of the Class B Units that may be set from time to time as the Class B Units are issued. As of December 31, 2022, the Company has not returned any capital or declared any dividends on the Class A Units.

The total liquidation preference for the Class A Units as of December 31, 2022 was approximately $382.0 million.

Limitation of Members’ Liability

Pursuant to the Company’s LLC Agreement, and except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company. No unitholder of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a unitholder or acting as a member or manager of the Company. A unitholder’s liability (in its capacity as such) for the Company’s liabilities and losses shall be limited to such unitholder’s interest of the Company’s assets.

11.
Member Unit-Based Compensation

Class B Units

The Class B Units are profits interests granted to certain executives and an external consultant of the Company. Time-vesting Class B Units vest over four to five years with 20% to 25% vesting after year one and monthly vesting thereafter. Performance-vesting Class B Units vest upon the achievement of a specific investor return multiple following a distribution made or proceeds from a sale.

The Company recorded $0.6 million of compensation expense related to the time-vesting Class B Units for the year ended December 31, 2022 as a component of general and administrative expenses in the consolidated statement of operations and comprehensive loss. As the performance condition is not probable to occur, no compensation expense has been recognized related to the performance-vesting Class B Units.

A summary of the activity for the Class B Units subject to time-vesting for the year ended December 31, 2022 is as follows:

	Amount of time-vesting Class B Units	Weighted average grant date fair value
Outstanding and unvested as of January 1, 2022	109,664	$4.79
Units granted	64,570	6.07
Units vested	(117,209)	5.50
Units forfeited	–	–
Outstanding and unvested as of December 31, 2022	57,025	$4.79
Vested as of December 31, 2022	218,100	$5.17

In some cases, a grant date has not been established for certain Class B Units subject to time- vesting due to a discretionary clawback feature that hinders the Company and employee from having a mutual understanding of the key terms and conditions of the Class B Units.

The discretionary clawback feature provides the Company the right to cancel any Class B Units whether vested or unvested upon a separation for any reason. As of December 31, 2022, the amount of Class B Units without an established grant date is 808,532, and therefore no compensation expense has been recognized for these Class B Units.

The Company did not grant any Class B Units subject to performance-vesting during the year ended December 31, 2022. As of December 31, 2022, the amount of unvested Class B Units subject to performance-vesting is 690,621 units with a weighted-average grant date fair value of $2.36 per unit. No Class B Units subject to performance-vesting have vested as of December 31, 2022.

As of December 31, 2022, the Company had $0.3 million of unrecognized compensation expense related to the granted and unvested Class B Units subject to time-vesting, which will be recognized on a straight-line basis over the requisite service period, and $1.6 million of unrecognized compensation expense related to the granted and unvested Class B units subject to performance-vesting, which will be recognized when the event is deemed probable. The Class B units subject to time-vesting, but without an established grant date, represent approximately $3.6 million in additional unrecognized compensation expense.

Unit Appreciation Rights

The UARs are cash-settled liability-classified awards granted to certain employees of Parchment or its subsidiaries. The Company issues UARs with two distinct vesting criteria. The Company typically issues UARs that are subject to time-vesting and/or UARs that are subject to performance-vesting.

The vesting conditions for time-vesting UARs and performance-vesting UARs are similar to those of Class B Units; except that recipients of the UARs must be employed by the Company when a change in control occurs. Given this requirement, the time-vesting UARs effectively include a performance vesting condition. As the performance condition is not probable to occur, no liability related to the UARs with time or performance conditions has been recognized, and therefore, no compensation expense has been recognized.

The Company granted 328,466 UARs during the year ended December 31, 2022 with a weighted average fair value of $3.10 per unit. As of December 31, 2022, the total outstanding and unvested UARs is 1,086,129, of which 698,876 are subject to time-vesting and performance- vesting and 387,253 are subject to performance-vesting only.

As of December 31, 2022, the Company had $4.5 million of unrecognized compensation expense related to the unvested UARs.

The Company estimates the fair value of the Class B Units and UARs using an option pricing model (“OPM”). The equity value of the Company is allocated between the equity securities comprising the capital structure based on the terms described in the Company’s LLC Agreement and the Class B/UAR grant agreements. The term used in the OPM is the Company’s expected term to a liquidity event.

The Company estimates volatility for Class B Units and UARs granted by leveraging the third- quartile asset volatility of a peer group of companies based on the Company’s capital structure. The asset volatility is estimated using the Merton model, based on the historical equity volatilities for the period immediately preceding the valuation date for the term that is approximately equal to the expected term to the liquidity event. The risk-free interest rate is based on the U.S. Constant Maturity Treasury rate for the term to the liquidity event, in effect at the valuation date. The dividend yield of zero is based on the Company’s current expectations for the future. The following table provides the weighted-average inputs for the expected term, equity value of the Company, volatility, risk-free interest rate, and dividend yield for Class B Units granted during the year ended December 31, 2022 and for UARs as of December 31, 2022:

Year Ended December 31, 2022
Expected term	1.05 years
Equity value of the Company	$659.4 million
Volatility	55.00%
Risk-free interest rate	4.71%
Dividend yield	–

12.
Debt

Debt consisted of the following as of December 31, 2022 (in thousands):

As of December 31, 2022
Term loan	$123,741
Unamortized issuance costs	(1,712)
Total debt	122,029
Less: current portion	(1,270)
Debt, net of current portion	$120,759

In January 2020, in connection with the purchase of Parchment, the Company entered into a term loan agreement for $110.0 million in principal with a financial institution (the “Lender”). The term loan matures on January 30, 2026. Principal payments are due on a quarterly basis and commenced in June of 2020.

In this same agreement with the Lender, the Company also entered a line of credit (“LOC”) agreement for $10.0 million. The same interest rate as the term loan is also applied to anything outstanding on the LOC. No amounts were drawn on the LOC in 2022 and there was no outstanding balance as of December 31, 2022. The LOC matures and terminates on January 30, 2026.

In June of 2021 the Company expanded its loan agreement by $17.0 million to fund the acquisition of Digitary.

For the year ended December 31, 2022, the Company made term loan payments totaling $1.3 million. Borrowings under the term loan bear interest at twelve-month LIBOR plus varying base rates based on the Company’s debt to consolidated adjusted EBITDA ratio. As of December 31, 2022, the interest rate on the term loan was 8.62%.

All the Company’s units and assets are pledged as collateral in the event of a default.

There were $2.8 million credit agreement fees for the initial term loan and $0.4 million for the amendment in 2021, totaling $3.2 million. For the year ended December 31, 2022, $0.6 million was amortized and included within interest expense. The remaining balance associated with these fees as of December 31, 2022, was $1.7 million. These fees are amortized on a straight-line basis over the life of the loan, which is not materially different than the effective interest method.

The Company is required to meet certain financial and reporting covenants to maintain good standing with the Lender.

The primary financial covenant is a maximum total net debt to consolidated adjusted EBITDA ratio. As of December 31, 2022, the Company was in compliance with these covenants.

The future principal debt payments under long term debt agreements are as follows as of December 31, 2022 (in thousands):

Amounts
2023	$1,270
2024	1,270
2025	1,270
2026	119,931
Total	$123,741

The estimated fair value of our term loan is determined by Level 3 inputs (unobservable inputs that are not corroborated by market data). As of December 31, 2022, the fair value of our term loan is approximately $127.2 million.

13.
Commitments and Contingencies

Leases

The Company leases its office space and equipment under non-cancelable operating leases with remaining lease terms of up to 5 years.

During the year ended December 31, 2022, the Company recorded operating lease expense of $0.3 million and short-term lease expense of $0.8 million.

Supplemental cash flow information related to leases was as follows for the year ended December 31, 2022 (in thousands):

Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities	$312
Right-of-use assets obtained in exchange for lease obligations	$1,716

The future minimum lease payments under non-cancelable operating leases are as follows as of December 31, 2022 (in thousands):

Amounts
2023	$487
2024	482
2025	433
2026	382
2027	143
Thereafter	2
Total minimum operating lease payments	$1,929
Less: Imputed interest	(213)
Total lease liabilities	$1,716

As of December 31, 2022, the weighted average remaining lease term was 4.1 years and the weighted average discount rate used to determine operating lease liabilities was 5.84%.

State Jurisdiction Taxes

The Company is subject to sales taxes in various states and may be audited by the taxing authorities. Provisions are made for tax liabilities and penalties that might arise from such examinations when it is both probable that a liability has been incurred and the amounts can be reasonably estimated. The Company has accrued $1.1 million for potential sales tax exposure as of December 31, 2022.

14.
Related Party Transactions

The Company agreed to pay a management fee to its financial sponsor with respect to the calendar year 2018 and each calendar year thereafter. The management fee paid is based on the Company’s EBITDA. During the year ended December 31, 2022, the Company paid $0.6 million in management fees.

In addition, the Company incurred transaction costs of $0.3 million for services rendered by its financial sponsor on behalf of the Company during the acquisitions in 2022.

The management fees and transaction fees are reflected in general and administrative expenses in the statement of operations.

The Company has a consulting agreement with its financial sponsor representative. During the year ended December 31, 2022, the Company paid $0.2 million in consulting fees.

With the acquisition of Scrip-Safe, Pete Slamkowski, the president and owner of Scrip-Safe, at the time of acquisition was retained post-acquisition as a full-time employee of the company as Vice President, Print Services. Mr. Slamkowski’s property management company is the owner of the facility that Scrip-Safe rents in Ohio and as a result receives rental income from this space. The current contract for the facility ends December 31, 2026. Rent payments made since the acquisition date in 2022 were $0.1 million.

15.
Taxes

The Company is a disregarded entity for tax purposes, as it was formed as a limited liability corporation and is taxed as a partnership for federal and state tax purposes. However, the Company’s wholly owned subsidiaries, Pathway Acquisition Holdings Inc., and Pathway Acquisition Inc. (collectively, “Pathway”) and Digitary were formed as corporations and are taxed as such. Pathway and Digitary are subject to certain U.S. federal, state and foreign income taxes with respect to their allocable share of taxable income or loss.

The federal and state tax returns generally remain open for the tax years of 2018 and later and are subject to the appropriate federal and state authorities.

Parchment's NOL carryforwards for the tax years 2012 and thereafter remain subject the examination by the federal government and various states. The Company, or any of its subsidiaries, are not currently under examination by any taxing authority nor have they been notified of an impending examination. The utilization of net operating loss carryforwards is also subject to an annual limitation under Section 382 of the Internal Revenue Code due to changes in ownership.

The U.S. and non-U.S. components of our income or loss before income taxes for the year ended December 31, 2022 is as follows (in thousands):

Year Ended December 31, 2022
U.S income (loss)	$(9,521)
Non-U.S. income (loss)	$(2,036)
Income (loss) before taxes	$(11,557)

Income tax results differed from the amount computed by applying the relevant U.S. statutory federal corporate income tax rate to our income or loss before income taxes for the following reasons:

	Year Ended December 31, 2022
	Tax	%
Statutory income tax benefit	$(2,426)	21.00%
State taxes, net of federal benefit	88	(0.76)%
Entity(s) not subject to income tax	1,628	(14.09)%
Valuation allowance	426	(3.69)%
Permanent differences	198	(1.71)%
Foreign withholding tax	135	(1.17)%
Other items effecting the rate	(129)	1.12%
Income tax benefit	$(80)	0.70%

The Company’s provision for income taxes consisted of the following for the year ended December 31, 2022:

Year Ended December 31, 2022
Current:
Federal	$—
State	318
Foreign	373
Total current	691
Deferred:
Federal	(484)
State	(179)
Foreign	(108)
Total deferred	(771)
Total income tax benefit	$(80)

There were no liabilities recorded for uncertain tax positions as of December 31, 2022. Interest and penalties related to uncertain tax positions would be recognized in income tax expense when incurred. As of the year ended December 31, 2022, the Company had no interest and penalties related to uncertain tax positions.

Deferred income tax assets and liabilities are as follows:

Year Ended December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	$10,708
Interest limitation carryforward	1,425
Accounts payable and accrued expenses	99
Fixed assets	2
Deferred commissions	158
Other	32
Total deferred tax asset	12,424
Less: valuation allowance	(1,477)
Net deferred tax asset	10,947
Deferred tax liabilities:
Partnership interest	(66,724)
Intangibles	(1,320)
Total deferred tax liability	(68,044)
Net deferred tax liabilities	$(57,097)

Deferred income taxes are the net effect of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2022, the Company had federal and state net operating loss carryforwards of $36.3 million. The federal and state net operating loss carryforwards will begin to expire in the years of 2034 and 2029, respectively if not used against taxable income.

The Company maintains a valuation allowance of $1.4 million as of December 31, 2022 against certain deferred tax assets in foreign jurisdictions, as it is more likely than not that such amounts will not be fully realized.

16.
Subsequent Events

Subsequent events have been analyzed through January 31, 2024, which is the day the financial statements were available for issuance.

Acquisition

On March 10, 2023, the Company acquired all of the equity interest of Quottly, Inc., a Delaware corporation (“Quottly”), in a non-taxable stock transaction. The acquisition-date fair value of the purchase price consideration for Quottly totaled $16.6 million.

The purchase price consideration consisted of $14.0 million paid in cash at the closing of the acquisition, $1.7 million deferred and paid in cash after the closing of the acquisition, and $0.9 million related to the fair value of the contingent consideration issued at the closing of the acquisition.

As of the acquisition date, the Company recognized approximately $10.7 million of intangible assets, which consisted of $8.6 million related to customer relationships, $2.0 million related to acquired technology, and $0.1 million related to trademarks and tradenames. As a result of the consideration paid and net assets acquired, the Company recognized goodwill of approximately $9.2 million, which is primarily attributed to the assembled workforce and expanded cross-sell opportunities.

As a result of the acquisition, the Company will offer a new service that helps students manage their course and program sharing, transfer articulation, and dual enrollment, all from a single, cloud-based technology platform. The decision to acquire was based on the expectation that this will broaden the Company’s existing product portfolio and customer base. The Company plans to transform the student and institutional experience around credit transfer by combining Quottly’s course and credit transfer solutions with the Company’s scaled network of school districts, colleges, and universities.

As of the day the financial statements were available for issuance, the fair value estimates related to the Quottly acquisition are not yet finalized.

Term Loan Debt Modification

On June 23, 2023, the Company entered into an amendment to the loan agreement whereby all borrowings, which were determined by reference to the LIBOR, were replaced with the SOFR. The transition from LIBOR to SOFR became effective June 23, 2023, and the Company adopted the optional expedient under ASU 2020-04 to account for the modification as a continuation of the existing contract.

Unit Purchase Agreement

On October 30, 2023, the Company entered into a Unit Purchase Agreement with Instructure, Inc., a Delaware corporation (“Instructure”) and other parties. Pursuant to the Unit Purchase Agreement, Instructure will acquire all of the issued and outstanding equity interests of the Company in an all-cash transaction valued at $835.0 million.